John E. Savage   Roger S. Pondel/
                                                         Julie Crandall
                                        (818) 871-2001  (310) 207-9300



                    AMWEST INSURANCE GROUP, INC. RESPONDS TO
                            A.M. BEST'S RATING CHANGE

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CALABASAS,  CA - August 30,  2000 - In  response to A.M.  Best's  rating  change announcement with respect to Amwest Insurance Group, Inc. (AMEX:AMW) (PCXE:AMW), John E. Savage, president and chief executive officer of Amwest stated, "Amwest is making every effort to form a strategic alliance to raise additional capital to improve our financial condition, specifically leverage and operational performance. Our investment bankers, Cochran, Caronia & Co. LLC, have received several inquiries that we are actively reviewing. In addition, we will evaluate other proposals and options as are appropriate and that we believe will yield
the  most  favorable   results  for  our  company  and  its   stockholders   and
policyholders. We are developing certain arrangements and contingency plans to provide our agents with the support they need."

Savage, commented further, "Our immediate objectives are to strengthen the capital positions of the insurance subsidiaries, finalize negotiations on revised terms for the bank loan, implement an updated business plan to improve the operational performance of the insurance subsidiaries, and return Amwest to profitability."

Amwest is a Calabasas-based insurance holding company underwriting surety and property and casualty insurance through Amwest Surety Insurance Company, Condor Insurance Company and Far West Insurance Company.

Certain statements contained in this news release regard matters that are not historical facts and are forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: Amwest's ability to form a strategic alliance to raise additional capital and to improve the company's financial condition and operational performance, the ability of the company to obtain a waiver or amendment regarding a covenant included in the company's revolving bank credit agreement, a deterioration in premiums written or losses incurred in the company's surety and other specialty businesses, the lack of adherence by branch personnel to company underwriting guidelines, a reduction in the investment yield earned on the company's investment portfolio, or general economic decline. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events.
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